Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (the “Agreement”), made as of this 13th day of December, 2006, by and between Sandy Spring Bank, a Maryland corporation, with its main office in Olney, Maryland (the “Bank”), and Jan W. Clark (the “Officer”).
W I T N E S S E T H
     WHEREAS, the Bank and County National Bank (“CNB”) have executed an Agreement and Plan of Merger.
     WHEREAS, as a result of the skill, knowledge, and experience of the Officer, the Board of Directors of the Bank (the “Board”) desires to retain the services of the Officer, effective upon the merger of CNB into the Bank, as the President of the CNB Division of the Bank (the “CNB Division”).
     WHEREAS, the Officer and the Board desire to enter into this Agreement setting forth the terms of conditions of the employment of the Officer and the related rights and obligations of each of the parties.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:
1. Employment. This Agreement is conditional upon, and shall not take effect until the merger of CNB into the Bank (the “Merger”) is effective. Upon the effective date of the Merger (the “Commencement Date”), if the Officer is an employee of CNB on such date, the Officer shall be employed as the President of the CNB Division and shall report to the President and CEO of the Bank. The Officer’s duties shall include, but not be limited to, the following:
a.	Assisting in the integration of CNB into the Bank;

b.	Overseeing the operations of the CNB Division;

c.	Supervising the officers and employees of the CNB Division;

d.	Promoting the services of the Bank and expanding the Bank by engaging in business development and helping to recruit new relationship managers and branch managers and by expanding the Bank’s branch network;

e.	Working with the CEO and President of the Bank and the Board to identify and evaluate possible acquisition opportunities for the Bank in the State of Maryland; and

f.	Representing the Bank in professional, public and civic affairs.
2. Termination of Agreement. The Officer and the Bank agree that, subject to the effectiveness of the Merger, the Amended and Restated Employment Agreement dated August 21, 2006, between CNB and the Officer, shall be, and hereby is, terminated and of no further force or effect.

3. Location and Facilities. The Officer will be furnished with the working facilities and staff customary for senior management employees of the Bank and as are necessary for the Officer to perform the duties of the Officer’s position. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.
4. Term. The term of this Agreement and the Officer’s employment hereunder shall commence on the Commencement Date and, unless sooner terminated in accordance with the provisions of this Agreement, shall continue until the first anniversary of the Commencement Date.
5. Base Compensation. The Bank agrees to pay the Officer during the term of this Agreement a salary at the rate of $200,870 per annum, payable in cash not less frequently than monthly.
6. Bonuses. Unless the Officer agrees otherwise, the Officer shall be entitled to participate in discretionary bonuses that the Board may award from time to time to senior management employees pursuant to bonus plans or otherwise. The Officer also shall participate in any other fringe benefits which are or may become available to senior management employees of the Bank, including for example: any stock option or incentive compensation plans and any other benefits that are commensurate with the responsibilities and functions to be performed by the Officer under this Agreement. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to participate in such discretionary bonuses or fringe benefits.
7. Benefit Plans. The Officer shall be entitled to participate in such life insurance, medical, dental, pension, profit sharing, and retirement plans and other programs and arrangements as may be approved from time to time by the Bank for the benefit of the employees of the Bank. In addition, the Officer shall receive such benefits as are provided in the Amended and Restated Executive Supplemental Retirement Plan Agreement of even date herewith.
8. Paid Time Off. During the term of this Agreement, the Officer shall be entitled to 30 working days of paid time off, as defined in the Bank’s personnel policies, to be taken at reasonable times and in reasonable periods as the Officer and the Bank shall mutually determine, and provided that no paid time off shall interfere with the duties required to be rendered by the Officer hereunder. The Officer shall not receive any additional compensation from the Bank, including without limitation, at the time that the Officer’s employment terminates, on account of the Officer’s failure to take paid time off.
9. Expense Payments and Reimbursements. The Officer shall be reimbursed for all reasonable out-of-pocket business expenses incurred in connection with the Officer’s services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank. The Officer shall also be entitled to an annual automobile allowance in the amount of $9,000, payable in monthly increments during the term of this Agreement.
10. Loyalty and Confidentiality. During the term of this Agreement the Officer: (a) shall devote all the Officer’s time, attention, skill, and efforts to the faithful performance of the Officer’s duties hereunder; provided, however, that from time to time, the Officer may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Bank or any of the Bank’s affiliates, unfavorably affect the performance of Officer’s duties pursuant to this Agreement, or violate any applicable statute or regulation; and (b) shall not engage in any business or activity contrary to the business affairs or interests of the Bank or any of the Bank’s affiliates; provided, further, that the Bank agrees that the Officer’s membership on the Board of Directors of Maryland Financial Bank shall not constitute a violation of this Section 10 or Section 11.a.i or Section 11.a.ii.

11. Restrictive Covenants.
a.	The Officer acknowledges and agrees that, through employment with CNB and the Bank, the Officer has acquired and shall acquire a considerable amount of knowledge and goodwill with respect to the borrowers, depositors and other customers of the Bank and the business of the Bank and its affiliates, which knowledge and goodwill are extremely valuable to the Bank and would be extremely detrimental to the Bank if used by the Officer to divert business from the Bank or to solicit business from any of such borrowers, depositors or other customers. The Officer therefore recognizes and acknowledges, because of the nature of the business of the Bank and because of the position of responsibility that the Officer has occupied with CNB and the position of responsibility that the Officer will occupy with the Bank, it is necessary to afford fair protection to the Bank. The Officer further recognizes and acknowledges that the names and other identifying information of the Bank’s borrowers, depositors and other customers are special and unique assets of the Bank. Consequently, as a material inducement to the Bank to pay the Officer the Restrictive Covenant Consideration set forth in Section 11.d, the Officer hereby covenants and agrees as follows:
i.	During the term of this Agreement, and for a period of three (3) years thereafter, and except if the Officer is acting for the benefit of the Bank in connection with the Bank’s business and in accordance with the Bank’s business practices and employee policies, as determined from time to time by the Bank, the Officer shall not, directly or indirectly, in any capacity whatsoever, whether as a proprietor, partner, investor or stockholder, director, officer, employee, consultant, independent contractor, co-venturer, financier, employer, agent, representative or otherwise participate in any bank holding company, bank, savings association, savings and loan holding company, or mortgage company (any of which, a “Financial Institution”), which Financial Institution offers products or services competing with those offered by the Bank or any affiliate of the Bank from offices in any county in the State of Maryland or the Commonwealth of Virginia or from offices in the District of Columbia;

ii.	During the term of this Agreement, and for a period of three (3) years thereafter, the Officer shall not, whether as proprietor, partner, investor or stockholder, director, officer, employee, consultant, independent contractor, co-venturer, financier, employer, agent, representative or otherwise for or on behalf of a Financial Institution (i) solicit (or attempt to solicit) any banking business from, or interfere with (or attempt to interfere with) the relationship of the Bank or any affiliate of the Bank with, any person or entity known to the Officer to be a borrower, depositor or other customer of the Bank, or (ii) hire, engage, employ or contract with, or attempt to hire, engage, employ or contract with, any individual who is an employee or independent contractor of the Bank or any affiliate of the Bank and shall not interfere with the relationship of the Bank or any affiliate of the Bank and any of their employees, agents, or representatives; and

iii.	Both during and at any time after the term of this Agreement, the Officer shall maintain in strict confidence any and all information concerning the operation or financial status of the Bank and the Bank’s affiliates; the names or addresses of any of their borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or the Bank’s affiliates to which the Officer may be exposed in connection with the acquisition of CNB by the Bank or during the course of his employment by CNB or the Bank. The Officer further agrees that, unless required by law or specifically permitted by the Bank in writing, the Officer will not disclose to any person or entity, either during or subsequent to the Officer’s employment, any of the above-mentioned information which is not generally known to the public, nor shall the Officer employ such information in any way other than for the benefit of the Bank.
b.	Nothing contained in Section 11.a shall preclude the Officer from owning a 3% or less equity interest in any Financial Institution, taking into account for purposes of determining such threshold any equity interest held by the spouse, children, grandchildren or siblings of the Officer, but only if the Officer is not an officer, director or employee of such Financial Institution and does not otherwise provide any services to or on behalf of such Financial Institution.

c.	For all purposes of this Agreement, the term “affiliate” shall mean any legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Bank.

d.	In consideration of, and subject to the Officer’s full and complete compliance with all of the provisions of Section 11.a, the Bank shall pay the Officer Restrictive Covenant Consideration in the aggregate amount of $275,000. Such amount shall be payable in 36 equal monthly installments of $7,638.89 each on the last day of each month commencing on the last day of the first full month after the term of this Agreement; provided, that in the event of a breach of any of the Officer’s obligations under Section 11.a, in addition to, and not in lieu of, any and all other remedies that may be available to the Bank with respect to such breach, the Bank shall not be required to pay, and may withhold the payment of, any unpaid installments of the Restrictive Covenant Consideration.

e.	The Officer has carefully read the provisions of this Section 11 and (i) understands and acknowledges that such provisions are a material inducement on the part of the Bank to pay the Restrictive Covenant Consideration, to which the Officer would not otherwise be entitled, and (ii) agrees that the restrictions set forth in this Section 11 are reasonable and reasonably required for the protection of the Bank and its stockholders.

f.	Notwithstanding anything to the contrary contained herein, the provisions of this Section 11, and the rights and obligations of the Bank (and any successor to the Bank) and the Officer under this Section 11, shall survive the termination of this Agreement and shall survive the occurrence of a Change of Control.
12. Termination and Termination Pay. Subject to Section 13 of this Agreement, the Officer’s employment under this Agreement may be terminated in the following circumstances:
a.	Death. The Officer’s employment under this Agreement shall terminate upon the Officer’s death during the term of this Agreement, in which event the Officer’s estate shall be entitled to receive the compensation due to the Officer through the last day of the calendar month in which the Officer’s death occurred.

b.	Disability. The Bank or the Officer may terminate the Officer’s employment after having established the Officer’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Officer’s ability to substantially perform duties assigned to the Officer under this Agreement and that results in the Officer’s becoming eligible for long-term disability benefits under the Bank’s long-term disability plan (or, if the Bank has no such plan in effect, that impairs the Officer’s ability to substantially perform duties assigned to the Officer under this Agreement for a period of 180 consecutive days). In the event of such Disability, the Officer’s obligation to perform services under this Agreement will terminate. In the event of such termination, the Officer shall be entitled to receive the following:
i.	The compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the date of termination pursuant to this Section 12.b. during which the Officer is unable to work due to physical or mental infirmity (less any amounts which the Officer receives under any disability insurance maintained by the Bank with respect to such period); and

ii.	For the period beginning upon the date of termination pursuant to this Section 12.b. and continuing for the remaining term of this Agreement, salary at the rate specified in Section 5 of this Agreement, reduced by any payments received by the Officer during such period following termination under a long term disability plan or policy maintained by the Bank.

     The Board shall determine whether or not the Officer is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that it reasonably believes to be relevant. As a condition to any benefits, such Board may require the Officer to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.
c.	Just Cause.
i.	The Board may, by written notice to the Officer in the form and manner specified in this paragraph, immediately terminate the Officer’s employment with the Bank at any time for Just Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Board, the Officer’s:
(1)	Personal dishonesty;

(2)	Willful misconduct;

(3)	Breach of fiduciary duty involving personal profit;

(4)	Intentional failure to perform duties under this Agreement;

(5)	Other, continuing material failure to perform duties assigned to the Officer under this Agreement after reasonable notification (which shall be stated in writing and given at least fifteen days prior to termination) by the Board of such failure;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(7)	Material breach by the Officer of any provision of this Agreement.
ii.	Notwithstanding the foregoing, the Officer shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Officer a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting called and held for the purpose (after reasonable notice to the Officer and an opportunity for the Officer to be heard before the Board), finding that in the good faith opinion of the Board the Officer was guilty of conduct described above and specifying the particulars thereof.

iii.	Notwithstanding the foregoing, it is expected that the Officer will perform all duties and agreements to be performed herein, and the Officer shall have the right to cure non-performance, to the extent such performance is reasonably capable of being cured, and shall promptly upon receipt of written notice of non-performance, comply with the requirements of such notice, and further if the Officer shall not comply with such notice to the satisfaction of the Bank within 48 hours after delivery thereof, (except if such compliance cannot be reasonably completed within 48 hours, if Officer shall not commence to comply within such period and thereafter proceed to completion with due diligence) the Bank shall have the right to proceed with the Board meeting specified in the preceding paragraph.

d.	Certain Regulatory Events.
i.	If the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §§ 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

ii.	If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

iii.	If a notice served under Sections 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. §§ 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Officer from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay the Officer all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
     The occurrence of any of the events described in paragraphs i, ii, and iii above may be considered by the Board in connection with a termination for Just Cause.
e.	Voluntary Termination by Officer. In addition to the Officer’s other rights to terminate under this Agreement, the Officer may voluntarily terminate employment with the Bank during the term of this Agreement upon at least 60 days’ prior written notice to the Bank, in which case the Officer shall receive only compensation, vested rights and employee benefits up to the date of termination.

f.	Without Just Cause or With Good Reason.
i.	In addition to termination pursuant to Section 12.a. through 12.e., the Board may, by written notice to the Officer, immediately terminate the Officer’s employment with the Bank at any time for a reason other than Just Cause (a termination “Without Just Cause”); and the Officer may, by written notice to the Board, immediately terminate this Agreement at any time within 90 days following an event of “Good Reason” as defined below (a termination “With Good Reason”).

ii.	In the event of termination under this Section 12.f., the Officer shall be entitled to receive a termination payment equal to the annual salary that the Officer would have received for the remaining term of the Agreement, plus any unpaid cash bonuses approved as of the date of termination. The sum due under this Section 12.f. shall be paid in one lump sum within 10 calendar days of such termination.

iii.	“Good Reason” shall exist if, without the Officer’s express written consent, the Bank materially breaches any of its obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon any of the following:
(1)	A material reduction in the Officer’s responsibilities or authority in connection with the Officer’s employment with the Bank;

(2)	Assignment to the Officer of duties of a nonexecutive nature or duties for which the Officer is not reasonably equipped by his skills and experience;

(3)	A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 11 of this Agreement, any reduction in salary or material reduction in benefits below the amounts to which the Officer was entitled prior to the Change in Control;

(4)	Termination of incentive and benefit plans, programs, or arrangements, or reduction of the Officer’s participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Commencement Date;

(5)	A requirement that the Officer’s principal business office or principal place of residence be relocated outside Anne Arundel County, Maryland, or the assignment to the Officer of duties that would reasonably require such a relocation;

(6)	A requirement that the Officer spend more than thirty normal working days away from Anne Arundel County, Maryland; or

(7)	Failure to provide office facilities, secretarial services, and other administrative services to Officer which are substantially equivalent to the facilities and services provided to the Officer on the Commencement Date (excluding brief periods during which office facilities may be temporarily unavailable due to fire, natural disaster, or other calamity).

Notwithstanding the foregoing, it is expected that the Bank will perform all agreements on its part to be performed herein, and the Bank shall have the right to cure non-performance, to the extent such performance is reasonably capable of being cured, and shall promptly upon receipt of written notice of non-performance, comply with the requirement of such notice, and further if Bank shall not comply with such notice to the satisfaction of the Officer within 48 hours after delivery thereof, (except if such compliance cannot be reasonably completed within 48 hours, if the Bank shall not commence to comply within such period and thereafter proceed to completion with due diligence) the Officer shall have the right to proceed with notice of a “With Good Reason” termination as specified above.

iv.	Notwithstanding the foregoing: (A) a reduction or elimination of the Officer’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plan or plans or benefits thereunder applicable to all participants in a manner that does not discriminate against the Officer (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plans prior to such reduction or elimination are not available to other officers of the Bank or any company that controls the Bank under a plan or plans in or under which the Officer is not entitled to participate, and receive benefits, on a fair and nondiscriminatory basis; and (B) a requirement that the Officer report to and be subject to the direction or supervision of a senior officer of the Bank other than the President and CEO of the Bank shall not constitute an event of Good Reason or a material breach of this Agreement.
13. Termination in Connection with a Change in Control.
a.	For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of:
i.	The acquisition by any entity, person or group (other than the acquisition by a tax-qualified retirement plan sponsored by Sandy Spring Bancorp, Inc. (“Bancorp”) or the Bank) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 25% of the outstanding capital stock of Bancorp or the Bank entitled to vote for the election of directors (“Voting Stock”);

ii.	The commencement by any entity, person, or group (other than Bancorp or the Bank or any subsidiary or affiliate of Bancorp or the Bank or a tax-qualified retirement plan sponsored by Bancorp or the Bank or a subsidiary or affiliate of Bancorp or the Bank) of a tender offer or an exchange offer for more than 20% of the outstanding Voting Stock of Bancorp or the Bank;

iii.	The effective time of (a) a merger or consolidation of Bancorp or the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of Bancorp or the Bank immediately prior to such merger exercise voting control over less than 80% of the Voting Stock of the surviving or resulting corporation, or (b) a transfer of substantially all of the property of Bancorp or the Bank other than to an entity of which Bancorp or the Bank owns at least 80% of the Voting Stock;

iv.	Upon the acquisition by any entity, person, or group of the control of the election of a majority of the Bank’s or Bancorp’s directors; or

v.	At such time that, during the term of this Agreement, individuals who at the beginning of the term of this Agreement constitute the Board of Directors of Bancorp or the Board (the “Continuing Directors”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board of Directors of Bancorp or the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.
b.	Termination. If following a Change of Control that occurs during the term of this Agreement, (i) the Bank shall terminate the Officer’s employment Without Just Cause, or (ii) the Officer shall voluntarily terminate his employment (without regard to whether such voluntary termination would qualify as a termination With Good Reason), the Officer shall be entitled to receive a termination payment equal to the annual salary that the Officer would have received for the remaining term of this Agreement, plus any unpaid cash balances approved as of the date of termination. Such sum shall be paid within 10 calendar days of such termination. This cash payment shall be made in lieu of any payment that would also be required under Section 12.f. of this Agreement by virtue of such termination. The Officer’s rights under Section 12.f. are not otherwise affected by this Section 13. Also, in the event of such a termination, the Officer shall, for the remainder of the term of this Agreement, continue to participate in any benefit plans of Bancorp and the Bank that provide health (including medical and dental), life or disability insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior management employees of the Bank during such period.
14. Indemnification and Liability Insurance.
a.	Indemnification. The Bank agrees to indemnify the Officer (and the Officer’s heirs, executors, and administrators) to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by the Officer in connection with or arising out of any action, suit, or proceeding in which the Officer may be involved by reason of having been a director or officer of the Bank or any of its subsidiaries or by reason of having been a director or an officer of County National Bank (whether or not the Officer continues to be a director or officer at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs and attorney’s fees and the cost of reasonable settlements, such settlements to be approved by the Board.

Indemnification for expense shall not extend to matters for which the Officer has been terminated for Just Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 14 shall survive the term of this Agreement by a period of seven years.

b.	Insurance. During the period in which indemnification of the Officer is required under this Section 14, the Bank shall provide the Officer (and the Officer’s heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Bank, at least equivalent to such coverage provided to directors and senior officers of the Bank, whichever is more favorable to the Officer.
15. Reimbursement of Officer’s Expenses to Enforce this Agreement. The Bank shall reimburse the Officer for all out-of-pocket expenses, including, without limitation, reasonable attorney’s fees, incurred by the Officer in connection with successful enforcement by the Officer of the obligations of the Bank to the Officer under this Agreement up to a maximum of $50,000. Successful enforcement shall mean the grant of an award of money or the requirement that the Bank take some action specified by this Agreement (i) as a result of court order; or (ii) otherwise by the Bank following an initial failure of the Bank to pay such money or take such action promptly after written demand therefor from the Officer stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.
16. No Section 4999 Protection. The Officer agrees that he shall have no rights of indemnification, gross up or reimbursement from the Bank or Bancorp with respect to any loss, expense, or liability that the Officer may incur under Section 4999 of the Internal Revenue Code (the “Code”), or any successor provision, as a result of any payments or benefits that the Officer receives from CNB or the Bank or any successor to any of the Bank’s interests.
17. Injunctive Relief. If there is a breach or threatened breach of Section 11.a., the Bank and the Officer agree that there is no adequate remedy at law for such breach, and that the Bank or any affiliate of the Bank affected by such breach or threatened breach each shall be entitled to injunctive relief restraining the Officer from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach. The parties hereto likewise agree that the Officer shall be entitled to injunctive relief to enforce the obligations of the Bank under Section 11.
18. Successors and Assigns.
a.	This Agreement shall be assignable to and shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.	Since the Bank is contracting for the unique and personal skills of the Officer, the Officer’s rights or duties hereunder shall be precluded from assignment or delegation without first obtaining the written consent of the Bank.

19. No Mitigation. The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Officer in any subsequent employment.
20. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:
a.	If to the Bank:
Sandy Spring Bank
17801 Georgia Avenue
Olney, Maryland 20832
Attention: R.E. Kuykendall, General Counsel
b.	If to the Officer:
Jan W. Clark
12 Sonora Drive
Pasadena, Maryland 21122
21. No Plan Created by this Agreement. The Officer and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and the Officer and the Bank each expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or the Bank that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.
22. Compliance with Tax Law. It is intended that the amounts payable or provided to the Officer under this Agreement are exempt from the additional tax under Code Section 409A(1)(B). If either the Bank or the Officer shall determine that any such amount could reasonably be expected to be subject to such additional tax, the Bank and the Officer shall cooperate in good faith and shall take such reasonable actions, including the amendment of this Agreement, as may be necessary or appropriate to comply with Code Section 409A in order to avoid the imposition of such additional tax.
23. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.
24. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

25. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
26. Headings. Headings contained herein are for convenience of reference only.
27. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs, or arrangements described in Sections 6 and 7 and the Amended and Restated Executive Supplemental Retirement Plan Agreement between the Bank and the Officer of even date herewith, and supersedes all prior agreements between CNB or the Bank and the Officer (including, without limitation, the Amended and Restated Employment Agreement dated August 21, 2006, between CNB and the Officer) other than with respect to such specific plans, programs, or arrangements.
28. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SANDY SPRING BANK, a Maryland corporation

By:	/s/ Hunter R. Hollar

Title:	President and CEO

OFFICER

/s/ Jan W. Clark